Exhibit 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD INC. ANNOUNCES NEW ENHANCED RETURN FUNDING PROGRAM AGREEMENT WITH ASHFORD HOSPITALITY TRUST

Estimated Year One Cash-on-Cash Returns of Approximately 50%(1)

Estimated 35%+ Returns on Invested Capital Over Five Years(2)

Program Highlights:

•                  New $50 million Enhanced Return Funding Program provides capital to Ashford Trust to potentially grow Ashford’s assets under management by as much as $500 million

•                  Estimated incremental fees and tax savings from ERFP result in a cash-on-cash return of approximately 50% on invested capital in the first year of funding(1)

•                  Attractive estimated 35%+ returns on invested capital over five years(2)

•                  Ashford’s first ERFP investment of approximately $11.1 million is expected to be made in connection with Ashford Trust’s purchase of the Hilton Alexandria Old Town and is expected to add approximately $0.70 to year one Adjusted Net Income per Share in year one(3)

•                  Potential to improve five year internal rates of return for new hotel acquisitions at Ashford Trust by up to 700 to 1,200 basis points(4), thereby increasing base advisory fees, incentive fees, and revenues from other products and services payable to Ashford

DALLAS, June 26, 2018 — Ashford Inc. (NYSE American: AINC) (“Ashford” or the “Company”) today announced that it has entered into an agreement with Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust”) for the new Enhanced Return Funding Program

(“ERFP” or the “Program”).  Under the Program, Ashford has agreed to provide $50 million to Ashford Trust in connection with the acquisition by Ashford Trust of additional hotels. Ashford will provide 10% of the price of each hotel acquired by Ashford Trust, helping Ashford Trust grow its assets by as much as $500 million. The Company will target funding the Program with approximately 50% cash on hand and 50% debt. The Program will replace Ashford’s legacy Key Money concept and has the ability to be upsized based upon mutual agreement.

The Program is expected to generate attractive returns on invested capital for Ashford via incremental base advisory fees, potential incentive fees, fees for various products and services offered, and tax savings, with year one cash-on-cash returns estimated at 50% (1) and five year internal rates of return estimated at over 35%(2). Ashford estimates that the ERFP investment made in connection with the Hilton Alexandria Old Town will add an estimated $0.70 to its Adjusted Net Income per Share in year one(3).

The Program has potential to improve the five year internal rate of return for each new hotel acquisition at Ashford Trust by up to 700 to 1,200 basis points(4) as well as increase assets under management for Ashford.  Subject to the terms of the ERFP agreement, Ashford has agreed to provide approximately $11.1 million to Ashford Trust in connection with its purchase of the Hilton Old Town Alexandria for $111 million.  The Company believes the Program should improve Ashford Trust’s estimated leveraged internal rate of return on the acquisition from 18.2% to 29.5%, a 62% increase in returns with over 1,100 basis points in absolute improvement(5).

The Company anticipates funding the Program with existing cash on its balance sheet, its existing credit facility and with ongoing cash flow. The Company currently has approximately $38 million of cash and cash equivalents on hand and its credit facility has $35 million of available capacity with upsize potential to $75 million using its accordion feature.

“We are extremely pleased with the opportunity to utilize our Enhanced Return Funding Program to partner with Ashford Trust on its acquisition of the Hilton Old Town Alexandria.  This revolutionary program is one of the newest strategic initiatives at Ashford that should help create value for our shareholders and the shareholders of Ashford Trust alike,” said Monty J. Bennett, Ashford’s Chairman and Chief Executive Officer.

Additional details of the Enhanced Return Funding Program will be provided in a Company 8-K filing and in a Company presentation that will be posted on its website, including related amendments to the Company’s advisory agreement with Ashford Trust. The Program, including the ERFP funding in connection with the Hilton Alexandria Old Town acquisition, is subject to the closing of the Company’s pending project management transaction.

The Company will conduct a conference call on Wednesday, June 27, 2018, at 10:00 a.m. ET to discuss the Program in further detail.  The number to call for this interactive teleconference is (201) 493-6779.  A replay of the conference call will be available through July 4, 2018 by dialing (412) 317-6671 and entering the confirmation number, 13681050. The live audio broadcast of this call will also be available online at the Company’s website, www.ashfordinc.com, by clicking the Investors tab, or by visiting http://public.viavid.com/index.php?id=130219. The Company encourages analysts and investors to listen to the call or webcast and review the presentation slides discussing the Program.

Ashford provides global asset management, investment management, and related services to the real estate and hospitality sectors. Ashford Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.

Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.

Ashford has created an Ashford App for the hospitality REIT investor community.  The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Footnotes:

(1)         Assumes 50% of ERFP funding from credit facility at L+300, incremental EBITDA of 94.5 bps of purchase price, expensing and/or 100% accelerated depreciation of FF&E purchase in year one, and a 21% federal income tax rate.

(2)         Estimated five year IRRs assume 50% of ERFP funding from credit facility at L+300, incremental EBITDA of 94.5 bps of purchase price, a year five exit multiple of 10x EBITDA, and funding of ERFP at end of year one.

(3)         Assumes ERFP funding within the first year post-acquisition by AHT.

(4)         Assumes approximately 15% to 20%  levered returns without ERFP funding over five years, between 25% and 40%  required equity amounts per acquisition, and funding of ERFP at end of year one.

(5)         Assumes property-level mortgage financing of 66%, 10% of purchase price funded by AHT corporate preferreds, closing/other costs of 2.5% of purchase price, and funding of ERFP at end of year one.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will,” “may,” “anticipate,” “estimate,” “should,” “could,” “expect,” “believe,” “intend,” “potential,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.